Filed Pursuant to Rule 433

Registration Statement No. 333-199756

November 13, 2014

METHANEX CORPORATION

US$600,000,000

Final Term Sheet

US$300,000,000 4.250% Senior Notes due 2024 (the “2024 Notes”)

US$300,000,000 5.650% Senior Notes due 2044 (the “2044 Notes”)

	2024 Notes	2044 Notes
Issuer:	Methanex Corporation	Methanex Corporation

Format:	SEC Registered	SEC Registered

Security Type:	Senior Notes	Senior Notes

Principal Amount:	US$300,000,000	US$300,000,000

Maturity Date:	December 1, 2024	December 1, 2044

Coupon:	4.250%	5.650%

Yield to Maturity:	4.312%	5.695%

Spread to Benchmark Treasury:	+195 basis points	+260 basis points

Benchmark Treasury:	UST 2.375% due August 15, 2024	UST 3.375% due May 15, 2044

Benchmark Treasury Price / Yield:	100-03+ / 2.362%	105-12+/3.095%

Optional Redemption:

Prior to September 1, 2024, the 2024 Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at the greater of (1) 100% of the principal amount of the 2024 Notes being redeemed and (2) a make-whole redemption price determined by using a discount rate of the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

On or after September 1, 2024, the 2024 Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at 100% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest to the redemption date.

Prior to June 1, 2044, the 2044 Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at the greater of (1) 100% of the principal amount of the 2044 Notes being redeemed and (2) a make-whole redemption price determined by using a discount rate of the Treasury Rate plus 40 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

On or after June 1, 2044, the 2044 Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at 100% of the principal amount of the 2044 Notes being redeemed, plus accrued and unpaid interest to the redemption date.

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2015	June 1 and December 1, beginning June 1, 2015

Price to Public:	99.497%	99.353%

Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof	US$2,000 and integral multiples of US$1,000 in excess thereof

Trade Date:	November 13, 2014	November 13, 2014

Settlement Date:	November 18, 2014 (T+3)	November 18, 2014 (T+3)

Joint Book-Running Managers:	BNP Paribas Securities Corp. J.P. Morgan Securities LLC RBC Capital Markets, LLC	BNP Paribas Securities Corp. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	BMO Capital Markets Corp. HSBC Securities (USA) Inc. nabSecurities, LLC RBS Securities Inc.	BMO Capital Markets Corp. HSBC Securities (USA) Inc. nabSecurities, LLC RBS Securities Inc.

CUSIP / ISIN:	59151K AK4 / US59151KAK43	59151K AJ7 / US59151KAJ79

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and you can request it by writing BNP Paribas Securities Corp., 787 Seventh Avenue, 7th Floor, New York, NY 10019-6016, Attention: Debt Capital Markets Group, or by calling 1-800-854-5674, or writing J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk – 3rd floor, or by calling 1-212-834-4533, or writing RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, New York, New York 10281, Attention: Debt Capital Markets, by calling 1-866-375-6829 or by emailing usdebtcapitalmarkets@rbccm.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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